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                                                                   Exhibit 10.1


July 12, 2006


BY EMAIL


Mr. Scott Krenz
826 W. Illinois Avenue
Palatine IL 60067


Dear Scott:

This letter will describe our mutual understanding regarding the termination of your employment with Sapient Corporation ("Sapient" or the "Company").

Although the Company relieved you of your duties as Chief Financial Officer, effective on May 11, 2006, you will remain a Sapient employee until August 10, 2006, or (if earlier) until you begin full-time employment with a third party (the earlier of these dates being referred to as the "Exit Date"). You will continue to receive your base salary and will remain eligible for Company benefits until the Exit Date. In return, until the Exit Date you will make yourself available to the Company for consultation and help in transitioning your former job duties.

Additionally, you agree that, after the Exit Date and as may be reasonably requested by the Company you will assist the Company in consultations, interviews, meetings, depositions, court appearances, administrative agency proceedings and other matters that pertain to any actual or potential audit, investigation, litigation or other dispute in which Sapient is (or may become) a party and in which you are (or may become) an actual or potential deponent or witness (collectively, referred to as "Dispute Proceedings").

Sapient will make reasonable efforts to accommodate your schedule and geographic location in seeking your participation in Dispute Proceedings and will reimburse you for any related reasonable expenses. In making these efforts, Sapient will act in good faith and attempt to avoid major disruptions to your ability to perform full-time employment duties that you may then have. Based on our mutual understanding (as set forth in the paragraph above) that the Company can only require your assistance in situations where you are (or may become) an actual or potential deponent or witness in the Dispute Proceeding, you agree that the Company will not be obligated to pay your further compensation in connection with your participation. If the Company would like your assistance in any other situation involving a Dispute Proceeding, you will have no obligation to agree.

RETURN OF SAPIENT PROPERTY

On or before the Exit Date, you will return all Sapient property (including building and office access cards, credit and calling cards, laptop computers and accessories and all other property belonging to the Company or its clients), as well as all correspondence, files and confidential or proprietary information (whether in hard or soft form) that pertain to the Company or its clients.





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FINAL PAY AND EXPENSE REIMBURSEMENT

Any outstanding balances you owe to the Company (for the Java Bean, commuter passes, etc.) will be deducted from your last paycheck. Please note that your last regular paycheck will be a "live" check, and will not be directly deposited into your account, but will, instead, be given to you at the time of separation or mailed to your home address.

On or before the Exit Date, you will submit any outstanding expense reports (along with required receipts) to your manager. Approved expense reports will be processed and reimbursement check(s) will be mailed to your home address in accordance with Sapient's standard expense reimbursement policy.

COBRA BENEFITS CONTINUATION

After your employment terminates, you will have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). The COBRA "qualifying event" will be deemed to have occurred on the Exit Date. If you plan to continue your COBRA option, Group Dynamic will send you a COBRA package that will explain what the COBRA benefit is, how to elect this coverage and what it will cost you to continue your benefits under COBRA. If you do not receive this package within 30 days from your termination of insurance coverage date, please call Group Dynamic at 800-626-3539. If you do not elect COBRA, your coverage under Sapient's medical and dental insurance for you (and, if applicable, your dependent(s)) will end on the last day of the month in which the Exit Date occurs.

STOCK OPTIONS AND RESTRICTED STOCK UNITS ("RSUs")

Your equity account with E*Trade will remain active following the end of your employment in accordance with E*Trade's policies. (These policies currently permit your account to remain active as long as you have Sapient shares in your account.) You will receive a packet of information from E*Trade at your home address within 30 days of the Exit Date. The packet will include a statement of your exercisable options and vested RSUs, as well as relevant date and exercise information. If you do not receive this packet within 30 days, please contact E*Trade at 1-888-680-2132.

Pursuant to Sapient's equity incentive plans and your Sapient Stock Option Agreement(s), you have three months from the Exit Date to exercise any options that were exercisable as of your last day of employment. All such options that you do not exercise within that three-month period automatically terminate. All of your unvested RSUs will be cancelled upon the Exit Date.
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EMPLOYEE STOCK PURCHASE PLAN ("ESPP") AND 401(k) PLAN

If you participate in the Company's ESPP, the money held in your ESPP account will be paid to you with your last paycheck. If you participate in the Sapient 401(k) Plan and you have a vested account balance of $1,000 or more, you may either keep your vested balance in the Sapient Plan or request to have the entire vested balance paid out to you or rolled over into another plan. [Note:
If your vested 401(k) account balance is under $1,000, you must request a roll-over or distribution within 90 days of the Exit Date. Otherwise, the balance will automatically be paid out to you and you will be subject to penalties and tax withholdings for early distribution.] If you currently have a 401(k) loan outstanding, you will be able to continue paying off your 401(k) loan directly to Fidelity. Fidelity will send you a loan coupon book within 30 days of the Exit Date that allows you to remit loan repayments. If you wish to transfer your funds, please visit the Fidelity Web site at www.401k.com and follow the instructions there to complete the transfer. If you have questions related to your 401(k) Plan, please contact Fidelity at 1-800-890-4015.

ADDRESS CHANGES

If your address changes at any time between now and the end of the calendar year, please notify Sapient's Payroll office at payroll@sapient.com. This notification will help to ensure receipt of your W-2 in a timely manner at year-end.

UNEMPLOYMENT COMPENSATION

Enclosed is a brochure explaining the process by which you may apply for unemployment compensation benefits. Please note that receipt of this brochure does not mean you will be eligible for such benefits.

CONTINUING NDA OBLIGATIONS

You are reminded of your continuing obligations to Sapient included in your agreement regarding non-disclosure, non-solicitation, and non-competition (the "NDA"). Sapient will provide you with an additional copy of your NDA, upon request.

RELEASE OF CLAIMS

In consideration of the payments and other accommodations provided to you hereunder, and by virtue of your signing this letter agreement, you hereby knowingly and voluntarily release and forever discharge Sapient and its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees (collectively, "Sapient Affiliates") of and from any and all claims, known and unknown, you have or may have against Sapient or any Sapient Affiliate as of the date of execution of this letter agreement (including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Section 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement



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Income Security Act of 1974, as amended; the Immigration Reform and Control
Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act, as amended; any federal, state or local civil or human rights law similar to those included in the foregoing list; any other federal, state or local law, regulation or ordinance; and any public policy, contract, tort or common law) and any allegation for costs, fees or other expenses (including attorneys' fees) incurred in these matters.


You affirm that you have not filed (or caused to be filed), nor are you a party to, any claim, complaint or action, in any form, against Sapient or any Sapient Affiliate. You further affirm that, through the period ending on the date of this letter, you have received all leave (paid or unpaid), compensation, wages, bonuses, commissions and benefits (collectively, "Compensation & Benefits") to which you are entitled and that no other Compensation & Benefits are due to you, except as provided in this letter agreement.

In addition, as a condition to receiving the benefits detailed in this letter agreement, you agree to execute, as of the Exit Date, the Supplemental Release of Claims attached hereto as Exhibit A (the "Supplemental Release").

AGE DISCRIMINATION IN EMPLOYMENT ACT: CONSIDERATION AND REVOCATION PERIODS

Please note that you have 21 days to consider the arrangements detailed in this letter agreement and seven days to revoke your agreement to this letter agreement after you have signed it. The terms described in this letter agreement will not become effective until you sign and return it, and until the seven-day revocation period expires. [Note: If the last day of the revocation period is a Saturday, Sunday or legal holiday in the state in which you were employed on the Exit Date, then such period will not expire until the next following day which is not a Saturday, Sunday or legal holiday.]

If you do not sign and return a copy of this letter agreement within such 21-day period (or if you revoke same within seven days after signing), then your employment termination will be effective immediately upon the expiration of such 21-day period (or upon such revocation) and you will not have the right to receive any of the benefits described in this letter agreement.

Any revocation must be submitted, in writing, to Seanna Balfe, Legal Counsel and state substantially the following: "I hereby revoke my acceptance of our letter agreement signed by me on [insert date] regarding the termination of my employment." The revocation must be personally delivered to Ms. Balfe or sent to her by other means for which you are able to produce written evidence of receipt within such seven-day period by the Company (e.g. by means of certified or registered mail, courier receipt, fax transmission cover sheet, e-mail "delivery receipt," etc.). Ms. Balfe's address and notification information follow: Sapient Corporation, 25 First Street, Cambridge, MA 02141 [fax:
617-621-1300; e-mail:sbalfe@sapient.com).


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Please note that the release granted by you above in this letter agreement applies, without limitation, to any rights or claims you may have under the Age Discrimination in Employment Act, as amended (the "ADEA"), as well as any other claims. You acknowledge that you have been given 21 days to consider this letter agreement and such release. Sapient urges you to use as much of the time afforded as you deem necessary, not only to consider this letter agreement and the release contained herein, but also to consult with an attorney prior to signing.

Consistent with the provisions of the ADEA and other federal discrimination laws, nothing in this release will be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (collectively with the ADEA, the "Federal Discrimination Laws") or from filing a charge or complaint of age or other employment-related discrimination with the Equal Employment Opportunities Commission (the "EBOC"), or from participating in any investigation or proceeding conducted by the EBOC.

Further, nothing in this letter agreement or the release contained herein shall be deemed to limit the Company's right to seek immediate dismissal of such charge or complaint, on the basis that your signing of this letter agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, nor the Company's right, to the extent permitted by law, to seek restitution of the economic benefits provided to you under this letter agreement, in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

You represent that you have carefully read this letter agreement, understand its contents, are signing it freely and voluntarily and assent to all of the terms and conditions hereof.

OTHER TERMS

You agree to keep the facts and terms described in this letter agreement confidential and not to disclose any information concerning your termination, except to the extent required by law. Additionally, you agree that you will not disparage Sapient or any Sapient Affiliates to any third party.

The Company will cooperate in providing any of your prospective employers with an appropriate reference regarding your employment at Sapient.

This letter agreement is governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions. Should any provision of this letter agreement (excluding the release language) be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified so as to be legal and enforceable, such provision shall immediately become null and void, leaving the remainder or this letter agreement in full force and effect.

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The parties agree that neither this letter agreement, nor the furnishing of this consideration for this release shall be designed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

This letter agreement may not be modified, altered or changed except upon both parties' express written consent, in which specific reference is made to this letter agreement.

This letter agreement sets forth the entire agreement between the parties and supercedes any prior agreements or understandings between the parties (except your NDA, as referenced above).

We wish you the best in your future endeavors.


Sincerely

/s/ Jerry A. Greenberg
-----------------------------------
Jerry A. Greenberg, Co-Chairman & Chief Executive Officer


ACCEPTED AND AGREED TO:

/s/ Scott Krenz
-----------------------------------
Scott Krenz

DATE: August 10, 2006


Enclosures







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                                                                       EXHIBIT A


                         SUPPLEMENTAL RELEASE OF CLAIMS


In consideration of the covenants set forth in my agreement with Sapient Corporation ("Sapient" or the "Company") dated July 12, 2006, regarding the termination of my Sapient employment (the "Letter Agreement") and, more particularly, the payments and other benefits provided to me thereunder, and for other good and valuable consideration, I, Scott Krenz, hereby knowingly and voluntarily allow, on and as of the final day of my employment with the Company (my "Exit Dates") and to the fullest extent set forth in the Letter
Agreement:



     1. My release and discharge of any and all claims, known and unknown, that I have or may have against Sapient and any and all of its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees (collectively, "Sapient Affiliates"); and

     2. All of the representations, warranties and covenants made by and under the Letter Agreement in relation to such release and discharge.


/s/ Scott Krenz

Date:  August 10, 2006
       __________________________
       [Insert Exit Date above]